EX-23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Emeritus Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-167122, 333-159573, 333-145862, 333-138414, 333-126106, 333-60323, 333-05965 and 333-70580) on Form S-8 and (No. 333-167448, 333-148400, 333-141801 and 333-20805) on Form S-3 of Emeritus Corporation of our reports dated March 11, 2011, with respect to the consolidated balance sheets of Emeritus Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Emeritus Corporation.

 (signed) KPMG LLP

Seattle, Washington

March 11, 2011